Exhibit 99.1

Notice of Redemption

Jafra Cosmetics International, Inc.
Distribuidora Comercial Jafra, S.A. de C.V.
10 3/4% Senior Subordinated Notes Due 2011
CUSIP Number 47007PAC2

NOTICE IS HEREBY GIVEN pursuant to the Indenture, dated as of May 20, 2003 (the “Indenture”), among Jafra Cosmetics International, Inc., a Delaware corporation (“Jafra US”), Distribuidora Comercial Jafra, S.A. de C.V., a corporation organized under the laws of Mexico (“Jafra Distribution (Mexico), and together with Jafra US, the “Issuers”), Jafra Worldwide Holdings (Lux) S.ar.l., a societe a responsiblite limitee organized under the laws of Luxembourg, as Note Guarantor, the other Note Guarantors party thereto, and U.S. Bank National Association, a national banking association, as Trustee, that the Issuers have elected to redeem, subject to the satisfaction of the conditions precedent set forth below as provided below, on the Redemption Date (as defined below), $69,500,000 principal amount of Notes under the Indenture, at a Redemption Price (expressed as a percentage of principal amount) of 110.750%, plus accrued and unpaid interest to the date of redemption. As further described below, in the Issuers’ discretion, the Redemption Date may be delayed until such time as any or all such conditions precedent shall be satisfied, or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions precedent shall not have been satisfied by the Redemption Date, or by the Redemption Date as so delayed. After the redemption, an aggregate principal amount of the Notes equal to 65% of the original aggregate principal amount of the Notes will remain outstanding.

The redemption will take place on February 17, 2005 or, if the conditions precedent set forth below are not satisfied as provided below on or prior to February 17, 2005, such later date (but not later than March 18, 2005) as such condition precedents are so satisfied (such date of such redemption, the “Redemption Date”).

The redemption is subject to the satisfaction of each of the following conditions precedent: (i) the consummation (as and when determined by the Issuers, and as and to the extent as the Issuers shall require, in each case in their sole and absolute discretion), on or prior to February 17, 2005 (or such later date on or prior to March 18, 2005 as may be determined by the Issuers in their sole and absolute discretion), of an Equity Offering on terms and conditions satisfactory in all respects to the Issuers in their sole and absolute discretion, including but not limited to the satisfaction (as determined by the Issuers, and as and to the extent as the Issuers shall require, in each case in their sole and absolute discretion) of any condition precedent to such consummation under any agreement, instrument or other document providing for, governing or otherwise relating to such offering and (ii) the delivery to the Trustee of written notice by the Issuers (in their sole and absolute discretion) to the effect that such consummation of such Equity Offering has occurred (as so determined, and as and to the extent so required, by the Issuers), and the effectiveness of such written notice. The written notice referred to in clause (ii) of the foregoing sentence shall be effective upon delivery, if delivered on or prior to 11:00 a.m., New York time on any given day, and if delivered after 11:00 a.m., New York time on the date of delivery, shall be effective as of 12:01 a.m. the following Business Day unless the notice expressly states that it shall be effective as of the time of delivery.

The Issuers shall be entitled to delay, and may delay, the redemption of the Notes until such time as any or all such conditions precedent shall be satisfied. Such redemption shall not occur in the event that such conditions precedent have not been so satisfied by March 18, 2005. In the event that such conditions precedent have not been so satisfied by such date, the Issuers will so notify the Trustee, and upon any such notice to the Trustee, this redemption notice shall be rescinded and of no force or effect for any purpose.

Payment of the Redemption Price will become due and payable on the Redemption Date only upon presentation and surrender of the Notes to the Trustee as follows:

If by Mail:	If by Hand or Overnight Mail:
U.S. Bank Trust Center	U.S. Bank Trust Center
Corporate Trust Services	Corporate Trust Services
180 East Fifth Street	180 East Fifth Street
St. Paul, MN 55101	St. Paul, MN 55101
Attention: Bond Redemptions	Attention: Bond Redemptions

For information call: U.S. Bank National Association
(860) 241-6842

Interest on the Notes shall cease to accrue on and after the Redemption Date, unless the Issuers default in making such redemption payment or the paying agent is prohibited from making such payment pursuant to the terms of the Indenture.

None of the Issuers, nor the Trustee shall be held responsible for the selection or use of the CUSIP number, nor is any representation made as to the correctness or accuracy of the CUSIP number listed in this Redemption Notice or printed on the Notes. It is included solely for convenience of the noteholders.

IMPORTANT NOTICE

In compliance with the Economic Growth and Tax Relief Reconciliation Act of 2001, federal backup withholding tax will be withheld at the applicable backup withholding rate in effect at the time of payment by the redeeming institutions if they are not provided with your social security number or federal employer identification number, properly certified. This requirement is fulfilled by submitting a W-9 Form, which may be obtained at a bank or other financial institution.

Jafra Cosmetics International, Inc.

AND

Distribuidora Comercial Jafra, S.A. de C.V.

By:	U.S. Bank National Association, as Trustee

Date: January 18, 2005

4